Exhibit 99.8

Equity Capital Increasing Agreement

Supplemental Agreement

Party A: Chongqing Liangjiang New Area Strategic Emerging Industries Equity Investment Fund Partnership (Limited Liability Partnership)

Domicile: No. 19, Yinglong Av., Longxing Town, Yubei District, Chongqing

Director: Zhang Jun

Liaison: Long Zhenzhu

Tel.: 023-63088083

Address: 21F, Building T2, No. 2, Jiangbeizui Financial City, Jiangbei District, Chongqing

Party B: Shanghai Phicomm Communication Co., Ltd.

Domicile: No. 3666, Sixian Road, Songjiang District, Shanghai

Legal Representative: Gu Guo Ping

Liaison: Gu Wenyuan

Tel.: 021-31183118

Address: No. 3666, Sixian Road, Songjiang District, Shanghai

Party C: Phicomm Technology (Hong Kong) Co., Ltd.

Domicile: Suite 1205-6, ICBC Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong

Person in charge: Gu Guoping

Liaison: Gu Wenyuan

Tel.: 021-31183118

Address: No. 3666, Sixian Road, Songjiang District, Shanghai

Party D: The Smart Soho International Limited

Domicile: PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

Person in charge:Gu Guoping

Liaison: Gu Wenyuan

Tel.: 021-31183118

Address: No. 3666, Sixian Road, Songjiang District, Shanghai

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Whereas:

On December 2, 2015, Parties A, B, C and D signed Equity Capital Increasing Agreement (hereinafter referred to as Equity Capital Increasing Agreement). According to the agreement, Party A contribute capital of USD 28,175,836.80 to Party D, and Party C contribute capital of USD 42,263,755.20 to Party D so that Party D can buy 11,739,932 ordinary shares of UTStarcom from its shareholder including Shah Capital Management (hereinafter referred to as ” Equity Transferor”). After capital increase, Party A holds 40% of Party D’s equity and Party C holds 60% of Party D’s equity.

After Party A contributed the capital to Party D according to above agreement, Party C fails to complete capital increase in full to Party D within the period specified in Equity Capital Increasing Agreement, and Party D fails to buy all of above shares of UTStarcom on schedule. Considering the delay of Party B, Party C and Party D in acquisition of UTStarcom shares under Equity Capital Increasing Agreement, four parties sign Supplemental Agreement on 29 April 2016 in Chongqing as follows.

I.	Parties B, C and D undertake and guarantee that Party C contribute USD 40,439,592 to Party D in full not later than June 30, 2016, whereas Party D shall complete the delivery procedures for the undelivered portion of 11,739,932 ordinary shares held by the share transferor in UTStarcom not later than June 30, 2016.. Party C shall complete the charge procedure of 60% of its equity in Party D with Party A as Chargee within 15 working days upon payment aforesaid to Party D, and pay all cost incurred thereon so that Party A can become the legal chargee of above equity. For avoidance of doubt, four parties agree that execution hereof does not affect the right of Party A to require Party B to buy all shares of Party D held by Party A according to Article 6 of Equity Capital Increasing Agreement, and require Parties B, C and D and relevant guarantee to bear corresponding responsibilities.

II.	To ensure proper performance of their obligations under Equity Capital Increasing Agreement and Supplemental Agreement by Parties B, C and D, and ensure that Party B redeem the equity and Party A can receive the payment of redemption, and reasonable cost from realization of the creditor’s rights smoothly, Parties B, C and D thereby agree to provide additional guarantee to Party A:
(I)	Party B agrees to charge the account receivables amounting to no less than RMB300 million to Party A.
1.	Negotiation between Party A and B on such details as charge method on account receivables and registration of charge on account receivables shall be carried out as soon as possible. Party B shall provide Party A with a list of account receivables amounting no less than RMB300 million whose payer shall also be acknowledged by Party A, as attachment to Receivable Charge Agreement to be executed by Party A and B before 30 June 2016.
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(II)	Party B shall charge its shares in Party C as guarantee.
1.	Party C warrant to cooperate with Party A to complete all procedures for charging equity of Party C before 6 May, 2016 (including but not limited to execution of relevant contracts, the approval, registration or filling, etc. with competent departments or local administrative and functional departments) so that the charge becomes effective and Party A can become the Chargee of above equity smoothly, and provide Party A with relevant evidences and documents indicating completion of the registration

2.	In the process of equity charge, if relevant party (including but not limited to relevant commercial registration authority of Hong Kong, etc.) is required to cooperate, or local intermediary or professional institute should be employed to assist, Party B shall be responsible for disposal of above matters and payment of relevant costs, and procure all parties to coordinate and perfect relevant procedures, without deliberate delay in completion of the procedure.

3.	Relevant costs from equity charge (including but not limited to registration fees, legal fees, announcement fee, notary fees, travel expenses, accommodation cost, postage fees, cost for intermediary, cost for third party or its employees, and administrative cost, other taxes and fees paid to relevant administrative departments or institutions) shall be borne by Party B.

(III)	Party D shall provide charge to Party A on 5 million shares held by it in UTStarcom.
1.	Party D warrants to cooperate with Party A to complete all procedures charging its 5 Million shares of UTStarcom before 6 May, 2016 (including but not limited to execution of contracts with relevant parties, approval, registration or filling, etc. with competent department or local administrative and functional authorities) so that the charge becomes effective and Party A can become the Chargee of above equity smoothly, and provide Party A with relevant evidences and documents indicating completion of the registration

2.	In the process of equity charge, if approval and cooperation of UTStarcom and its shareholders, or affiliated parties (including but not limited to Securities and Exchange Commission of USA, NASDAQ Security Transaction Registration Authority, etc.) are required, or local intermediary or professional institute should be employed to assist, Party D shall be responsible for disposal of above matters and payment of relevant costs, procure all parties to coordinate and perfect relevant procedures, without deliberate delay in completion of the procedure.

3.	Relevant costs from equity charge (including but not limited to registration fees, legal fees, announcement fee, notary fees, travel expenses, accommodation cost, postage fees, cost for intermediary, cost for third party or its employees, and administrative cost, other taxes and fees paid to relevant administrative departments or institutions) shall be borne by Party D.

(IV)	Gu Guoping, the actual controller of Party B, shall provide joint and several guarantee. Party B, Party C and Party D shall procure the actual controller of Party B to provide joint and several guarantee to Party A for all possible debts under Equity Capital Increasing Agreement and Supplemental Agreement, which may be borne by Party B, Party C and Party D to Party A.
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1.	Party B shall procure Gu Guoping to sign Guarantee Contract with Party A upon execution hereof, and specify followings in Guarantee Contract, including but not limited to: (1) the Guarantor knows and agrees to provide joint guarantee for all debts of Party B, Party C and Party D under Equity Capital Increasing Agreement and Supplemental Agreement; (2) Party A shall be entitled to modify Guarantee Contract according to actual situations.

2.	Relevant costs from execution of Guarantee Contract (including but not limited to registration fee, lawyer fee, announcement fee, notarial fee, travel expense, hotel expense, post fee, the costs of intermediary employed, the third party or employee, and administrative expense and other taxes which should be paid to relevant governmental department or organization, etc.) shall be borne by Party B.

(V)	Supplementary guarantee measures set forth in Article II hereof shall cover:
1.	The amount payable to Party A for repurchase of the equity held by Party A due to Party B’s violation of Equity Capital Increasing Agreement or Supplemental Agreement as well as its Overdue Fine.

2.	3,000,000 CNY payable to Party A as Default Fine in Article 4 hereof and corresponding Overdue Fine, which shall be paid by Party B to Party A due to breach of Equity Capital Increasing Agreement or Supplemental Agreement by Party B, Party C or Party D.

3.	All compensations paid by Party B to Party A for losses of Party A from breach of Equity Capital Increasing Agreement or Supplemental Agreement by Party B, Party C or Party D.

4.	All costs from realizing above creditor’s rights on account of asserting a claim by Party A.

III.	Except the advance repurchase of equities in Equity Capital Increasing Agreement, in the case of failure to provide any supplementary guarantee timely and complete relevant procedures, or any fraud, concealing or fiction or discrepancy of facts in supply of supplementary guarantee measures by Party B, Party C or Party D, or failure to complete the equity purchase within deadline agreed in Article 1 of this Supplementary Agreement, or Default of Gu Guoping under Guarantee Contract signed with Party A, or failure of Party B, Party C and Party D or Gu Guoping, to exercise the right of guarantee under corresponding contract at the request of Party A, Party A can require Party B anytime to purchase all its equities in Party D according to relevant provisions in Article 6 of Equity Capital Increasing Agreement, exempted from the restrictions on equity purchase or payment deadline under Equity Capital Increasing Agreement, and require Party B, Party C and Party D and relevant guarantor to undertake corresponding responsibility.

IV.	Party A shall be entitled to claim additional 3,000,000 CNY as Default Fine against Party B, which should be paid within 15 days, if Party B, Party C or Party D breaches Supplementary Agreement or Annexes hereto. The overdue interest shall be calculated at the rate of 10% per annum. Party C and Party D shall undertake joint and several obligation of payment. Above Default Fine shall be minimal estimation of possible losses of Party A from breach of contract by Party B, Party C or Party D. Therefore, any party shall not reduce above Default Fine with excuses such as serious misunderstanding, obvious unfairness, etc.
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V.	Anything unmentioned herein shall be subject to Equity Capital Increasing Agreement signed by four parties; Supplementary Agreement shall prevail in the case of confliction with Equity Capital Increasing Agreement.
VI.	Supplementary Agreement is in octuplicate, effective after signing and affixing seal by authorized representative of each party, held by each party equally, with same legal force.

Appendix I: Guarantee Contract

Appendix II: Equity Charge Agreement

Appendix III: Equitable Mortgage

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(No Text Below, Execution Page of Supplementary Agreement to Equity Capital Increasing Agreement)

Party A

Signature:	/s/ Zhang Jun
Authorized Signatory: Zhang jun
Title: Executive Partner Representative
Address for Service:

Party B

Signature:	/s/ Gu Guoping
Authorized Signatory: Gu Guoping
Title: Chairman
Address for Service:

Party C

Signature:	/s/ Gu Guoping
Authorized Signatory: Gu Guoping
Title: Sole Director
Address for Service:

Party D

Signature:	/s/ Gu Guoping
Authorized Signatory: Gu Guoping
Title: Sole Director
Address for Service:
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